EXHIBIT 10.14

EMPLOYMENT OFFER

03/10/2026

Dear Ms. Hoops

We are pleased to offer you employment with Dynamic Aerospace Systems Corporation in the position of CFO to begin on March 16th, 2026. Your skills and experience will be a valuable asset to our team, and we look forward to working with you. Below are the terms of your employment:

1. Position and Duties

As CFO, you’ll be reporting to the CEO, and Board of Directors of the Company. You are expected to perform all duties customarily associated with your position and any other duties assigned by the Company.

2. Compensation and Benefits

Your compensation package includes:

•

Salary: Your base salary will be $185,000 per year, paid in accordance with the Company’s standard payroll schedule. After 6 months of employment and approval by the board of your performance your salary will increase to $200,000. However, due to the current stage of the Company and its funding status, payment of salary will be subject to the Company having sufficient available cash to meet its operating needs, as determined in good faith by Management.

Deferral of Payment: To the extent that sufficient funds are not available, your salary will accrue but not be paid during such periods. Any unpaid salary shall be recorded on the Company’s books as accrued compensation.

•	Restricted Stock Units (RSUs): You will receive RSUs equal to 500,000 units which will vest in accordance with the Company’s Executive RSU Plan.

•	Health Insurance: The Company will cover 100% of the cost of your health insurance for you and your family.

•

401(k) Plan: The Company may, at its discretion and when financially feasible, establish a 401(k) retirement savings plan. If implemented, you may be eligible to participate in accordance with the terms of the plan and applicable eligibility requirements.

•	Bonus: You will be eligible for performance-based bonuses at the discretion of the CEO and subject to Board approval.

1

3. At-Will Employment

Your employment with the Company is "at-will," meaning that either you or the Company may terminate this relationship at any time, with or without cause, subject to applicable law.

4. Trade Secrets and Confidentiality

You will have access to proprietary and confidential information of the Company. You agree not to disclose, copy, or use such Confidential Information for any purpose other than in furtherance of the Company’s business, both during and after your employment.

5. Non-Competition and Non-Solicitation

For a period of 24 months following termination, you shall not engage in, assist, or be employed by any competitor of the Company in a manner that could involve the use or disclosure of Confidential Information. Additionally, you agree not to solicit, recruit, or attempt to hire any employee, consultant, or client of the Company during this period.

6. Ownership of Work

Any inventions, discoveries, trade secrets, developments, or improvements made by you in connection with your employment shall be the sole property of the Company.

7. Termination

•	The Company reserves the right to terminate your employment at any time, with or without cause, upon written notice.

•	You may resign at any time by providing [30] days' prior written notice. The Company reserves the right to waive the notice period and terminate your employment immediately.

•	Upon termination, you must return all Company property, including but not limited to laptops, access credentials, and any physical or electronic Confidential Information.

8. Governing Law

This offer is subject to the laws of the State of Nevada.

Dynamic Aerospace Systems Corporation

By:
Title:	CEO
Date:	04/07/2026

Accepted and Agreed

By:
Title:
Date:	04/10/2026

2